Exhibit (a)(1)(C)

PFIZER’S TENDER OFFER (“OFFER”) TO MODIFY ELIGIBLE PERFORMANCE SHARES (PSAs) AND TOTAL
SHAREHOLDER RETURN UNITS (TSRUs) – NOTICE OF ELECTION CHANGE FORM

NOTE: ONLY USE THIS FORM IF YOU ARE CHANGING OR WITHDRAWING AN ELECTION THAT WAS

PREVIOUSLY SUBMITTED VIA FIDELITY NETBENEFITS

Name: __________________________      Empid: ____________________________

Date: _________________________________

Email this completed election form by September 12, 2024, 11:59 PM US Eastern Time, unless otherwise extended, to LTIModification@Pfizer.com with the following Subject: “Election Change Notice.” Notice of Election Change Forms received after the end of the window period cannot be accepted. You are responsible for confirming Pfizer’s receipt of this notice.

I acknowledge that I previously received a copy of the Offer materials and based on these materials submitted my election to participate in the modification during the open window August 12th – September 12th, unless otherwise extended, on Fidelity NetBenefits.com.

By completing this form, I wish to change or withdraw my election(s) as follows (as applicable):

☐ Modify	☐ Decline Modification - 2022 Total Shareholder Return Units	_____(initial)
☐ Modify	☐ Decline Modification - 2023 Total Shareholder Return Units	_____(initial)

☐ Modify	☐ Decline Modification - 2022 Performance Share Awards	_____(initial)
☐ Modify	☐ Decline Modification - 2023 Performance Share Awards	_____(initial)

A)	Select “Modify” if you would like to change your current election from “Decline” the Offer on Fidelity Netbenefits to “Accept” the Offer to modify your award.

I understand and acknowledge that by selecting “Modify,” all the applicable awards under this election request will be adjusted to “Accept” the Offer. By making this election, if Pfizer accepts my tendered awards, then my award(s) will be modified and governed by the terms of the Offering Memorandum, original grant agreement, and applicable Points of Interest (POI) documents and Addendum. _________(initial)

B)	Select “Decline Modification” if you would like to withdraw your current election of “Accept” the Offer on Fidelity NetBenefits and instead “Decline” the Offer to modify your award.

I understand and acknowledge that by selecting “Decline Modification,” all the applicable awards under this election request will be adjusted to “Decline” the Offer. By making this election, my award(s) will not be modified and will continue to be governed by the original grant agreement and POI document. The modified terms and conditions in the Offering Memorandum will not apply. _________(initial)

By signing this form, I understand by selecting “Modify” or “Decline Modification” above, I am changing/withdrawing my modification election previously submitted online via Fidelity Netbenefits.

Submit this completed form via email to LTIModification@Pfizer.com by September 12, 2024, 11:59 PM US Eastern Time, unless otherwise extended, Forms received after this time cannot be accepted. Should you have any questions about the Offer or this election change form, please email LTIModification@pfizer.com.

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